FOR IMMEDIATE RELEASE

DATE: October 27, 2004

CONTACT: Donald V. Rhodes

Chairman, President and

Chief Executive Officer (360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES THIRD QUARTER 2004 EARNINGS

QUARTER HIGHLIGHTS

  Earnings Per Diluted Share for the 3rd Qtr of 2004 were $0.406 vs. $0.367 for the 3rd Qtr of 2003, up $0.039 or 10.6%
  Return on Average Equity for the 3rd Qtr of 2004 increased to 16.53% from 14.78% for the 3rd Qtr of 2003
  Non performing assets to total assets ratio declined to 0.05% vs. last years third quarter ratio of 0.16%

YEAR TO DATE HIGHLIGHTS

  Earnings Per Diluted Share for the nine months ended September 30, 2004 were $1.130 vs. $0.980 for the same period in 2003, up $0.150 or 15.3%
  Return on Average Equity for the nine months ended September 30, 2004 increased to 15.32% from 12.82% for the same period in 2003

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman, President, and CEO of Heritage Financial Corporation ("Company") today reported net income for the third quarter ended September 30, 2004 of $0.406 per diluted share compared with $0.367 per diluted share for the quarter ended September 30, 2003, an increase of 10.6%. Actual earnings for the third quarter ended September 30, 2004 were $2,443,000 compared to $2,413,000 for the third quarter in 2003, an increase of 1.2%.

Net income for the nine months ended September 30, 2004 was $1.130 per diluted share compared with $0.980 per diluted share for the same period in 2003 an increase of 15.3%. Actual earnings for the nine months ended September 30, 2004 were $6,952,000 compared to $6,680,000 for the same period in 2003, an increase of 4.1%.

On July 28th the company announced the commencement of its 8th share buyback program to purchase and retire an additional five percent (5%) of the Company's outstanding shares, or approximately 295,000 shares. During the quarter ended September 30, 2004 our repurchase activity slowed considerably with the company purchasing a total of 3,859 shares, all through privately negotiated transactions, at an average price of $20.66, which also represents the total purchased to date under the eighth program. Through September 30, 2004, Heritage has repurchased 5,573,350 shares, or approximately 51%, of the total shares outstanding as of March 31, 1999, which was the inception of our stock repurchase programs, at an average price of $12.63.

Return on average equity for the quarter ended September 30, 2004 improved to 16.53% from 14.78% for the same period last year. Average equity declined by $6.2 million over the prior year's 3rd quarter and net income increased by $30,000. For the nine months ended September 30, 2004, return on average equity increased to 15.32% from last year's 12.82%. For the nine months ended September 30, 2004, average equity decreased by $8.9 million to $60.5 million and net income increased by $272,000 for the same period last year. The decline in our average equity is the result of our stock repurchase program.

Total assets increased $62.1 million, or 10.0%, to $680.7 million at September 30, 2004 from the September 30, 2003 balance of $618.6 million. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $74.8 million, or 15.1%, to $570.8 million at September 30, 2004 from $496.0 million at September 30, 2003. Since December 31, 2003 net loans have increased $58.2 million, or 11.4%. Deposits increased $63.9 million, or 12.2%, to $588.5 million at September 30, 2004 from $524.6 million at September 30, 2003. Since December 31, 2003 deposits have increased $46.6 million, or 8.6%.

Mr. Rhodes stated "We have completed another solid quarter and are pleased with continued positive growth in earnings per share and return on average equity. We now expect to achieve our 15% return on average equity target for the 2004 fiscal year, a year ahead of our originally stated 2005 objective. Asset quality remains very strong in an improving Pacific Northwest economy. Also, as previously announced, our Heritage Bank subsidiary completed its conversion to a state chartered commercial bank during this quarter, a change which we feel more accurately reflects the bank's operations and which will tend to further enhance shareholder value."

Net interest income before the provision for loan loss was $8,015,000 for the quarter ended September 30, 2004 versus $7,529,000 for the quarter ended September 30, 2003, an increase of 6.5%. For the nine months ended September 30, 2004, net interest income before the provision for loan loss increased 6.2% to $23,512,000 from $22,130,000 for the nine months ended September 30, 2003.

Net interest margin (net interest income divided by average earning assets) was 5.10% for the quarter ended September 30, 2004, down from this year's second quarter net interest margin of 5.14% and down from 5.46% for the quarter ended September 30, 2003. For the nine months ended September 30, 2004, net interest margin was 5.13%, down from 5.42% for the nine months ended September 30, 2003. As stated in our previous earnings releases, maintaining our margin near the 5.00% level will be a challenge this year as the yield curve flattens. Since June of this year, short-term interest rates have risen 75 basis points while longer term rates have actually declined.

Nonperforming assets at September 30, 2004 were $333,000, or 0.05% of total assets, a decrease from $1,017,000, or 0.16% of total assets, at September 30, 2003 and a decrease from the $651,000, or 0.10% of total assets, as of June 30, 2004. The nonperforming assets to total assets ratio of 0.05% at September 30, 2004 is 47 basis points below the June 30, 2004 average ratio of 0.52% for West Coast publicly traded commercial banks as monitored by D.A. Davidson and Company.

The loan loss provision in the third quarter of 2004 was $150,000 the same as the third quarter of last year. Net charge offs in the third quarter of 2004 remained low at $22,000 versus $87,000 in the third quarter of 2003. While management believes that charge offs will remain low for the remainder of 2004, we cannot predict with any certainty the future level of charge offs.

Noninterest income was $1,531,000 for the quarter ended September 30, 2004 compared to $2,039,000 for the quarter ended September 30, 2003, a decrease of 24.9%. For the nine months ended September 30, 2004, noninterest income was $4,797,000 compared to $5,656,000 for the same period in 2003, a decrease of 15.2%. The decrease for both the three and nine month periods is primarily the result of weak mortgage banking income which is down $569,000 from last years near record third quarter and down $1,127,000 from the nine months ended September 30, 2003. We do not anticipate a return to strong mortgage banking income for the remainder of this year. As previously reported, to offset the mortgage banking income declines, we have taken steps to reduce our mortgage department staffing levels, which is reflected in the nominal growth in noninterest expense in the third quarter.

Brian Vance, President and Chief Executive Officer of Heritage Bank remarked, "As we progress through 2004, we continue to see strong balance sheet growth in both loans and deposits. Loan growth was funded with strong core deposit growth especially with our non-interest bearing demand deposits, which in turn helped slow the decline in net interest margin. During the 3rd quarter we continued to experience a substantial decrease in income derived from our mortgage lending but we are pleased to see that our continued focus on commercial banking activities has more than offset this loss of income. Also during the 3rd quarter we saw improvements to our efficiency ratio and our asset quality, both important performance metrics for our company."

Noninterest expense was $5,742,000 for the quarter ended September 30, 2004 compared to $5,717,000 for the quarter ended September 30, 2003, an increase of 0.4%. Noninterest expense declined $161,000, or 2.7%, from the $5,903,000 reported for the quarter ended June 30, 2004. For the nine months ended September 30, 2004, noninterest expense was $17,409,000 compared to $16,575,000 for the same period in 2003, an increase of 5.0%. The decline from the second quarter of this year is primarily a result of staff reductions in our mortgage banking area. The efficiency ratio increased to 60.15% for the quarter ended September 30, 2004 from 59.76% for the quarter ended September 30, 2003 but is down from the 62.18% reported for the quarter ended June 30, 2004. Year to date, the efficiency ratio increased to 61.5% for the nine months ended September 30, 2004 from 59.65% for the nine months ended September 30, 2003.

On September 23, 2004, the Company's Board of Directors declared a dividend of 16.5 cents per share payable on October 29, 2004 to shareholders of record on October 15, 2004, an increase of .5 cents from the prior quarter's dividend of 16.0 cents per share. This is the twenty-seventh consecutive quarterly dividend to be paid and the twenty-sixth consecutive quarterly increase of 0.5 cents.

Heritage Financial Corporation is a commercial bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank, NA. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company's financial results. Additional information on these and other factors are included in the Company's filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	September 30,	December 31,	September 30,
	2004	2003	2003
Loans held for sale	$ 225	$ 1,018	$ 3,550
Loans receivable	579,066	520,395	503,745
Allowance for loan losses	(8,219)	(7,748)	(7,729)
Net loans	570,847	512,647	496,016
Fed funds sold	6,000	7,600	6,550
Investment and interest earning deposits	55,698	67,732	59,676
Goodwill	6,640	6,640	6,640
Other assets	41,291	45,283	46,162
Total assets	$ 680,701	$ 640,920	$ 618,594

Deposits	$ 588,475	$ 541,832	$ 524,655
Borrowings	29,277	31,100	24,370
Other liabilities	3,908	5,756	5,335
Stockholders' equity	59,041	62,232	64,234
Total liabilities and equity	$ 680,701	$ 640,920	$ 618,594

Other Data
At quarter end:
Nonaccrual loans	$ 333	$ 297	$ 665
Real estate owned	0	389	352
Nonperforming assets	$ 333	$ 686	$ 1,017
Allowance for loan losses to:
Loans	1.42%	1.49%	1.52%
Nonperforming loans	2,464.73%	2,611.97%	1,162.95%
Nonperforming assets to total assets	0.05%	0.11%	0.16%
Equity to assets ratio	8.67%	9.71%	10.38%
Book value per share	$ 9.99	$ 10.05	$ 10.13
Tangible book value per share	$ 8.87	$ 8.98	$ 9.08

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Interest income	$ 9,855	$ 9,300	$ 28,686	$ 27,774
Interest expense	1,840	1,771	5,174	5,644
Net interest income	8,015	7,529	23,512	22,130
Provision for loan losses	150	150	510	975
Noninterest income	1,531	2,039	4,797	5,656
Noninterest expense	5,742	5,717	17,409	16,575
Income before income taxes	3,654	3,701	10,390	10,236
Federal income tax	1,211	1,288	3,438	3,556
Net income	$ 2,443	$ 2,413	$ 6,952	$ 6,680

Earnings per share:
Basic	$ 0.418	$ 0.381	$ 1.164	$ 1.017
Diluted	$ 0.406	$ 0.367	$ 1.130	$ 0.980

Performance Ratios (1):
Net interest margin	5.10%	5.46%	5.13%	5.42%
Efficiency ratio (2)	60.15%	59.76%	61.50%	59.65%
Return on average assets	1.45%	1.61%	1.41%	1.51%
Return on average equity	16.53%	14.78%	15.32%	12.82%

Weighted Average Common Shares Outstanding:
Basic	5,845,053	6,333,108	5,975,339	6,569,459
Diluted	6,018,254	6,569,160	6,151,078	6,812,932

  Ratios are calculated on an annualized basis.

  Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the dollars of expense required to produce one dollar of revenue.